                          LOAN AGREEMENT

                           By and Among

                       ABN AMRO BANK N. V.,

                 WISCONSIN GAS COMPANY EMPLOYEES'
                        SAVINGS PLANS TRUST

                                and

                            WICOR, INC.

                               Dated

                          March 29, 1996

                               INDEX

                                                            Page

Witnesseth

Section 1 - Definitions

1.1. Defined Terms                                           1
1.2. Other Definitional Provisions                           6

Section 2 - Amount and Terms of Loan

2.1. ESOP Loan                                               7
2.2. ESOP Note                                               7
2.3. Prepayments                                             7
2.4. Interest Rate Options                                   7
2.5. Change of Law                                          10
2.6. Unavailability of Deposits or Inability to
     Ascertain Adjusted Eurodollar Rate
     or Adjusted CD Rate                                    10
2.7. Funding Indemnity                                   10-11
2.8. Lending Branch                                         11
2.9. Discretion of Bank as to Manner of Funding             11
2.10 Computation of Interest and Payments                   11
2.11 Additional Interest on Loan Bearing Adjusted
     Eurodollar Rate                                     11-12
2.12 Increased Costs                                     12-13
2.13 Purpose                                                13

Section 3 - Representations and Warranties

3.1  Organization                                           13
3.2  ERISA                                                  13
3.3  Authorization                                       13-14
3.4  Use of Proceeds; Margin Securities                     14
3.5  Authority of Trustee                                   14

Section 4 - Conditions Precedent

4.1  Conditions to ESOP Loan                             14-15

Section 5 - Covenants

5.1  Existence and Tax Status                               15
5.2  Compliance                                             16
5.3  Negative Covenants                                     16
5.4  Expenses                                               16
5.5  Use of Proceeds                                        16

Section 6 - Defaults

6.1  Events of Default                                   16-17
6.2  Rights Upon Default                                    17

Section 7 - Miscellaneous

7.1  Amendments and Waivers                                 18
7.2  Notices                                             18-19
7.3  No Waiver; Cumulative Remedies                         19
7.4  Survival of Representations and Warranties             19
7.5  Successors and Assigns                                 19
7.6  Governing Law and Submission to Jurisdiction           20
7.7  Severability                                           20
7.8  Headings                                               20
7.9  Special Limitations                                 20-21
7.10 No Representations                                     21
7.11 Trustee's Exculpation                                  21

Signatures                                                   22

     EXHIBITS

     A    ESOP Note
     B    Guaranty
     C    Form of Legal Opinion

                          LOAN AGREEMENT

          THIS LOAN AGREEMENT is made and entered into as of March 29, 1996, by and among WISCONSIN GAS COMPANY EMPLOYEES' SAVINGS PLANS TRUST (the "Trust"), WICOR, INC. (the "Company") and ABN AMRO BANK N.V., a bank organized under the laws of the Netherlands and acting through its Chicago branch (the "Bank").

                       W I T N E S S E T H:
                       --------------------
          WHEREAS, the Trust wishes to borrow from the Bank and the Bank is willing to make a loan to the Trust on the terms and conditions hereinafter set forth.

          NOW THEREFORE, in consideration of the premises and mutual agreements contained herein, one dollar and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1.     DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms shall be defined as set forth below:

               "Adjusted CD Rate" means a rate per annum (rounded upwards, if necessary, to the nearest 1/8 of 1%) determined by the Bank in accordance with the following formula:

     Adjusted CD Rate =  CD Rate      + Assessment Rate + CD Margin
                       -----------------
                    100% - CD Reserve

     "Assessment Rate" means, for purposes of computing the Adjusted CD Rate, the assessment rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) imposed by the Federal Deposit Insurance Corporation for insuring the Bank's liability for time deposits, as in effect from time to time. "CD Rate" means, with respect to each Interest Period, the rate per annum determined by the Bank to be the arithmetic average of the bid rates quoted to it in the secondary market at approximately 11:00 a.m. (Chicago time) on the first day of such Interest Period by three Chicago or New York certificate of deposit dealers of recognized standing selected by the Bank for the purchase at face value of certificates of deposit of the Bank in an amount equal to the CD Portion to be outstanding during such Interest Period.
     "CD Reserve Percentage" means the rate (as determined by the bank) of the maximum reserve requirement (including, without limitation, any supplemental, marginal and emergency reserves) imposed by the Board from time to time on the Bank's non-personal time deposits having a maturity equal to the applicable Interest Period and in an amount equal to the unpaid principal amount of the applicable CD Portion, subject to any amendments of such reserve requirement by such Board, taking into account any transitional adjustments thereto. "CD Margin" means three tenths of one percent (3/10%) per annum. The Adjusted CD Rate shall automatically be adjusted as of the date of any change in the CD Reserve Percentage. Each determination of the CD Rate made by the Bank shall be conclusive and binding absent manifest error.

               "Adjusted Eurodollar Rate" shall mean the Eurodollar Rate plus three tenths of one percent (3/10%) per annum.

               "Agreement" shall mean this Loan Agreement, as the same may be amended, supplemented or modified from time to time.

               "Board" shall mean the Board of Governors of the Federal Reserve System (or any successor).

               "Business Day" shall mean any day except a Saturday, a Sunday or any other day that the Bank is not open for business to conduct commercial transactions in Chicago, Illinois and, when used with respect to Eurodollar Portions, a day on which the Bank is also dealing in United States dollar deposits in New York, New York and London, England.

               "CD Portion" means that part of the ESOP Loan bearing interest at the Adjusted CD Rate for the same
     Interest Period.

               "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder.

               "Company" shall mean WICOR, Inc., a Wisconsin corporation.

               "Default" shall mean any of the events specified in
     Section 6.1 hereof, irrespective of whether any requirements for the giving of notice, the lapse of time, or both, or any other condition have been satisfied.

               "Disqualified Person" shall mean a disqualified person with respect to the Trust within the meaning of the Code or a party in interest with respect to the Trust within the meaning of ERISA.

               "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

               "Effective Date" shall mean the date on which the conditions set forth in subsections 4.1(a) through (h) have been satisfied.

               "ERISA" shall mean the Employee Retirement Income
     Security Act of 1974, as the same may, from time to time, be supplemented or amended.

               "ESOP" shall mean the Wisconsin Gas Company
     Employees' Savings Plan.

               "ESOP Documents" shall mean, collectively, the Wisconsin Gas Company Employees' Savings Plan as amended and restated effective August 1, 1995 and the Wisconsin Gas Company Employees' Savings Plans Trust Agreement between Wisconsin Gas and the Trustee, as amended and restated, dated August 1, 1995.

               "ESOP Loan" shall mean the loan made by the Bank to the Trust pursuant to Section 2.1 of this Agreement and evidenced by the ESOP Note.

               "ESOP Note" shall mean the promissory note of the Trust payable to the order of the Bank in the form of Exhibit A attached hereto.

               "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board, as in the effect from time to time.

               "Eurodollar Portion" means that part of the ESOP
     Loan bearing interest at the Adjusted Eurodollar Rate for the same Interest Period.

               "Eurodollar Rate" means, for each Interest Period,
     (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest
     1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable Eurodollar Portion scheduled to be outstanding from the Bank during such Interest Period.
"LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S.
Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association
Interest Settlement Rates for U.S. Dollar deposits). Each determination of the Eurodollar Rate made by the Bank shall be conclusive and binding absent manifest error.

               "Eurodollar Rate Reserve Percentage" means, for any Interest Period, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board under Regulation D on Eurocurrency Liabilities for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, Eurodollar Portions shall be deemed to be Eurocurrency Liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D.

               "Event of Default" shall mean any of the events specified in Section 6.1 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

               "Fixed Rate Portions" means and includes Eurodollar Portions and CD Portions, unless the context in which such term is used shall otherwise require.

               "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

               "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

               "Guaranty" shall mean that certain Guaranty dated as of the date hereof executed by the Company for the benefit of the Bank, substantially in the form of Exhibit B attached hereto.

               "Interest Period" means, with respect to (a) any Eurodollar Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such Eurodollar Portion and ending 1, 2, 3 or 6 months thereafter as selected by the Trust in its notice as provided herein and (b) any CD Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such CD Portion and ending 30, 60, 90 or 180 days thereafter as selected by the Trust in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                    (i)  if any Interest Period would otherwise
          end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for an Eurodollar Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                    (ii) no Interest Period may extend beyond the final maturity date of the ESOP Note;


                    (iii)     the interest rate to be applicable
          to each Fixed Rate Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

                    (iv) no Interest Period may be selected if after giving effect thereto the Trust will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of such Fixed Rate Portion on a date other than the last day of the
                    Interest Period applicable thereto.

     For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

               "Liabilities" shall mean, as to any Person, at any date, all items which would, in conformity with GAAP, be classified as liabilities on a consolidated balance sheet of such Person at such time.

               "Loan Documents" shall mean this Agreement, the Guaranty, the ESOP Note and any schedule or exhibit thereto;
     one of the Loan Documents shall be referred to herein as a "Loan Document."

               "ABN AMRO Rate" means for any day the greater of:
                    (i)  the rate of interest announced by ABN
          AMRO Bank N.V. from time to time as its prime rate, or equivalent, for U.S. Dollar loans as in effect on such day, with any change in the ABN AMRO Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; and
                    (ii) the sum of (x) the rate determined by the Bank to be the prevailing rate per annum (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) at approximately 10:00 a.m. (New York time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) for the purchase at face value of overnight Federal funds in an amount comparable to the principal amount owed to ABN AMRO Bank N.V. for which such rate is being determined, plus (y) 1/2 of 1% (0.50%).

               "Month" shall mean any calendar month.

               "Person" shall mean an individual, partnership, joint venture, corporation, business trust, joint stock company, trust, unincorporated organization, Governmental
     Authority or other entity of whatever nature.

               "Prime Rate Portion" means that part of the ESOP
     Loan bearing interest at the ABN AMRO Rate.

                    "Quarter" shall mean any period of three (3) calendar months ending on the last day of February, May, August and November.

               "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement dated as of November 4, 1991 by and between the Company and the Trust pursuant to which the Company agrees to sell, and the Trust agrees to purchase, the WICOR Stock.

               "Trust Agreement" shall mean the Wisconsin Gas
     Company Employees' Savings Plus Trust, as amended and restated, dated August 1, 1995, between Wisconsin Gas and the Trustee, as amended from time to time.

               "Trustee" shall mean Marshall & Ilsley Trust
     Company as trustee of the ESOP, or any Person or Persons who are so designated in accordance with the terms of the ESOP.

               "Wisconsin Gas" shall mean Wisconsin Gas Company, a Wisconsin corporation.

               "WICOR Stock" shall mean those shares of the $1.00 par value common stock of WICOR purchased by the Trust pursuant to the Stock Purchase Agreement on November 4, 1991.

          1.2  Other Definitional Provisions.

               (a) As used herein and in the Loan Documents, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Trust not defined in subsection 1.1 hereof, and accounting terms partly defined in subsection 1.1 hereof to the extent not defined, shall have the respective meanings given to them under GAAP.

               (b) The words "hereof," "herein" and "hereunder," and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, paragraph, clause, schedule and exhibit references are to this Agreement unless otherwise specified.

          SECTION 2.  AMOUNT AND TERMS OF LOAN

          2.1 ESOP Loan. Subject to the terms and conditions hereof, the Bank agrees to lend to the Trust, on the Effective Date, Five Million Eleven Thousand Two Hundred Forty-Eight Dollars ($5,011,248.00), which amount shall be payable in twenty-seven consecutive principal installments, consisting of: sixteen Quarterly principal installments of Two Hundred Thirty-Five

Thousand Dollars ($235,000.00) each on the last Business Day of February, May and August of each year commencing on May 31, 1996; five principal installments of One Hundred Fifty-Seven Thousand Dollars ($157,000.00) each payable on the last Business Day of November of each year, commencing November 29, 1996; five principal installments of Seventy-Eight Thousand Dollars ($78,000.00) each payable on the last Business Day of January of each year commencing January 31, 1997; and, a final payment in the amount of the outstanding principal balance of the ESOP Loan on August 31, 2001. Any amounts paid or prepaid with respect to the ESOP Loan may not be reborrowed.

          2.2 ESOP Note. The ESOP Loan made by the Bank pursuant hereto shall be evidenced by the ESOP Note payable to the order of the Bank in the original principal amount of Five Million Eleven Thousand Two Hundred Forty-Eight Dollars ($5,011,248.00). The Bank is hereby authorized to record the date and amount of each payment of principal and/or interest made under the ESOP Note, either on the schedule annexed to and constituting a part of the ESOP Note or otherwise on the Bank's books and records and any such recordation shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded. The ESOP Note shall (a) be dated the Effective Date, (b) be stated to mature on August 31, 2001 and be payable as provided in subsection 2.1 hereof, and (c) bear interest for the period from and including the Effective Date until the ESOP Note is paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in subsection 2.4. Interest on the ESOP Note shall be payable as specified in subsection 2.4.

          2.3 Voluntary Prepayments. The Trust shall have the privilege of prepaying the ESOP Loan in whole or in part at any time upon prior notice to the Bank by paying to the Bank the principal amount to be prepaid and accrued interest thereon to the date of prepayment and any amounts due the Bank under Section 2.7 hereof. Unless the Trust otherwise directs, principal payments shall be first applied to the Prime Rate Portion until payment in full thereof, with any balance applied to the Fixed Rate Portions in the order in which their Interest Periods expire.

          2.4 Interest Rate Options. (a) Subject to all of the terms and conditions of this Section, portions of the principal indebtedness evidenced by the ESOP Note (all of the indebtedness evidenced by the ESOP Note bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Trust, bear interest with reference to the ABN AMRO Rate or with reference to an Adjusted Eurodollar Rate or with reference to an Adjusted CD Rate. Portions may be converted from time to time from one basis to another. All of the indebtedness evidenced by the ESOP Note which is not part of a Fixed Rate Portion shall constitute a single Prime Rate
Portion. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any Fixed Rate Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Trust hereby promises to pay interest on each Portion at the rates and times specified in this
Section 2.4.


               (b) Prime Rate Portion. The Prime Rate Portion shall bear interest at the rate per annum equal to the ABN AMRO Rate as in effect from time to time, provided that if the Prime Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Prime Rate Portion shall be payable quarterly in arrears on the last Business Day of each February, May, August and November in each year (commencing May 31, 1996) and at maturity of the ESOP Note and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand.

               (c) Eurodollar Portions. Each Eurodollar Portion shall bear interest for each Interest Period selected therefor at a rate per annum equal to the Adjusted Eurodollar
     Rate for such Interest Period, provided that if any Eurodollar Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding
     2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such Eurodollar Portion shall automatically be converted into and added to the Prime Rate Portion and shall thereafter bear interest at the interest rate applicable to the Prime Rate
     Portion after default. Interest on each Eurodollar Portion shall be due and payable on the last day of each Interest
     Period applicable thereto and, with respect to any Interest
     Period applicable to an Eurodollar Portion in excess of 3 months, on the date occurring every 3 months after the date such Interest Period began and at the end of such Interest
     Period, and interest after maturity (whether by lapse of
          time, acceleration or otherwise) shall be due and payable upon demand. The Trust, or its designee appointed pursuant to subsection (f) below, shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to an Eurodollar Portion whether such Eurodollar Portion is to continue as an Eurodollar Portion, in which event the Trust, or its designee appointed pursuant to subsection (f) below, shall notify the Bank of the new Interest
Period selected therefor, and in the event the Trust or its designee shall fail to so notify the Bank, such Eurodollar Portion shall automatically be converted into and added to the Prime Rate
Portion as of and on the last day of such Interest Period.

               (d) CD Portions. Each CD Portion shall bear interest for each Interest Period selected therefor at a rate per annum equal to the Adjusted CD Rate for such Interest Period, provided that if any CD Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such CD Portion shall automatically be converted into and added to the Prime Rate Portion and shall thereafter bear interest at the interest rate applicable to the Prime Rate Portion after default. Interest on each CD Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a CD Portion in excess of 90 days, on the date occurring every 90 days after the date such Interest Period began and at the end of such Interest Period , and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Trust, or its designee appointed pursuant to subsection (f) below, shall notify the Bank on or before 11:00 a.m. (Chicago time) on the Business Day preceding the end of an Interest Period applicable to a CD Portion whether such CD Portion is to continue as a CD Portion, in which event the Trust, or its designee appointed pursuant to subsection (f) below, shall notify the Bank of the new Interest Period selected therefor, and in the event the Trust or its designee shall fail to so notify the Bank, such CD Portion shall automatically be converted into and added to the Prime Rate Portion as of and on the last day of such Interest Period.

               (e) Minimum Amounts. Each Fixed Rate Portion shall be in a minimum amount of Ten Thousand Dollars
          ($10,000.00).

               (f) Manner of Rate Selection. The Trust shall notify the Bank by (i) 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date upon which the Trust requests that any Eurodollar Portion be created or that any part of the Prime Rate Portion or any part of a CD Portion be converted into an Eurodollar portion and (ii) 11:00 a.m. (Chicago time) at least one (1) Business Day prior to the date upon which the Trust requests that any CD Portion be created or that any part of the Prime Rate Portion or any part of an Eurodollar Portion be converted into a CD Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a Fixed Rate Portion into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank in good faith believes to be an authorized representative of the Trust without the need of independent investigation. Until the Trust provides the Bank with written notice to the contrary and the Bank has had a reasonable opportunity to act thereon, the Trust hereby authorizes Wisconsin Gas Company to communicate to the Bank the interest rate selections to be made from time to time under this Agreement, and the Trust authorizes the Bank to honor all directions of Wisconsin Gas Company or any other person designated pursuant to this sentence in connection with the selection of interest rates under this Agreement until such time as the Bank receives contrary written notice and has had a reasonable opportunity to act thereon. Until the Bank receives written notice from the Trust to the contrary, it shall be entitled to assume the foregoing power continues in full force and effect.


          2.5. Change of Law. Notwithstanding any other provisions of this Agreement or the ESOP Note, if at any time the Bank shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any Fixed Rate Portion, it shall promptly so notify the Trust and the obligation of the Bank to create, continue or maintain any such Fixed Rate Portion under this Agreement shall terminate until it is no longer unlawful for the Bank to create, continue or maintain such Fixed Rate Portion. The Trust, on demand, shall, if the continued maintenance of any such Fixed Rate Portion is unlawful, thereupon prepay the outstanding principal amount of the affected Fixed Rate Portion, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, that the Trust may elect to convert the principal amount of the affected Portion into another type of Portion available hereunder, subject to the terms and conditions of this Agreement.

          2.6. Unavailability of Deposits or Inability to Ascertain Adjusted Eurodollar Rate or Adjusted CD Rate. Notwithstanding any other provision of this Agreement or the ESOP Note, if prior to the commencement of any Interest Period, the Bank shall determine in good faith that deposits in the amount of any Eurodollar Portion or CD Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate or Adjusted CD Rate, then the Bank shall promptly give notice thereof to the Trust and the obligations of the Bank to create, continue or effect by conversion any such Fixed Rate Portion in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Trust shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining the Adjusted Eurodollar Rate or Adjusted CD Rate, as the case may be.

          2.7. Funding Indemnity. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any Fixed Rate Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

               (i) any payment of a Fixed Rate Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement; or

               (ii) any failure by the Trust to create, continue or effect by conversion a Fixed Rate Portion on the date specified in a notice given pursuant to this Agreement;

then upon the demand of the Bank, the Trust shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests such a reimbursement, it shall provide to the Trust a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.

          2.8. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the ESOP Loan hereunder at such of its branches or offices as the Bank may from time to time elect. To the extent reasonably possible, the Bank shall designate an alternate branch or funding office with respect to the Fixed Rate Portions to reduce any liability of the Trust to the Bank under Section 2.12 hereof or to avoid the unavailability of an interest rate option under Section 2.6 hereof, so long as such designation is not otherwise disadvantageous to the Bank.

          2.9. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the ESOP Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Bank had actually funded and maintained each Fixed Rate Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such Fixed Rate Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the Eurodollar Rate or CD Rate, as the case may be, for such Interest Period.

          2.10. Computation of Interest Payments. All interest on the ESOP Loan shall be computed on the basis of a year of 360 days for the actual number of days elapsed, except that interest on the ESOP Loan which bears interest at the ABN AMRO Rate shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed. Any change in the interest rate on the ESOP Note resulting from a change in the ABN AMRO Rate, if applicable, shall be effective as of the opening of business on the day on which such change in the ABN AMRO Rate shall become effective. If any payment to be made hereunder or on the ESOP Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of interest on the ESOP Loan unless in the case of an Eurodollar Portion such payment would fall into another calendar month in which case such payment shall be made on the immediately preceding Business Day. All payments (including prepayments) by the Trust on account of principal, interest and fees, shall be made without set-off or counterclaim and without any withholding for any present or future taxes, duties, levies or charges to the Bank in lawful money of the United States of America and in immediately available funds by wire transfer of funds as follows (or by such other means as the Bank informs the Trust by prior written notice):

     Bank Name:     ABN AMRO Bank N.V., New York, N.Y.
                    ABA #026009580
                    F/O ABN AMRO Bank N.V. - Chicago Branch
                    ACCT No. 651-0-010111-42

          2.11. Additional Interest on Loan Bearing Adjusted Eurodollar Rate. The Trust shall pay to the Bank, so long as the Bank shall be required under regulations of the Board to maintain reserves with respect to Liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of the ESOP Loan in any Interest Period during which the ESOP Loan bears interest at the Adjusted Eurodollar Rate, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Adjusted Eurodollar Rate for such Interest Period from (ii) the rate obtained by dividing such Adjusted Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, payable on each date on which interest is payable with respect to such Interest Period. Such additional interest shall be determined by the Bank and notice thereof shall be given to the Trust and Wisconsin Gas (or such other Person designated as the Trust's designee). If requested by the Trust or Wisconsin Gas, the Bank shall provide a brief summary of the manner in which such additional interest was determined, provided that the failure to deliver such summary or, absent manifest error, the contents of such summary shall not affect the obligation of the Trust to pay such additional interest.

          2.12.     Increased Costs.

               (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in cases where the ESOP
     Loan is bearing interest at the Adjusted CD Rate, included in the Adjusted CD Rate Reserve Percentage or, in cases where the ESOP Loan is bearing interest at the Adjusted Eurodollar
     Rate, included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation, or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of maintaining the ESOP Loan at the Adjusted CD Rate or the Adjusted Eurodollar Rate, then the Trust shall from time to time, upon demand by the Bank pay to the Bank additional amounts sufficient to compensate the Bank for such increased cost.  The Bank agrees to notify the Trust and

Wisconsin Gas (or such other Person designated as the Trust's designee) of any such increased costs as soon as reasonably practicable after determining that such increased cost is applicable hereunder. A certificate as to the amount of such increased cost, submitted to the Trust and Wisconsin Gas (or such other Person designated as the Trust's designee) by the Bank, shall be conclusive and binding for all purposes, absent manifest error. If requested by the Trust or Wisconsin Gas (or such other Person designated as the Trust's designee), the Bank shall provide a brief summary of the manner in which such increased cost was determined, provided that the failure to deliver such summary or, absent manifest error, the contents of such summary shall not affect the obligation of the Trust to pay such increased cost.

               (b) If the Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and that the amount of such capital is increased by or based upon the existence of the Bank's commitment to lend hereunder and other commitments of this type, then, upon demand by the Bank, the Trust shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank or such corporation in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank's commitment hereunder. The Bank agrees to notify the Trust and Wisconsin Gas (or such other Person designated as the Trust's designee) of any such additional amount as soon as reasonably practicable after the Bank makes such determination. A certificate as to such amounts submitted to the Trust and Wisconsin Gas by the Bank shall be conclusive and binding for all purposes, absent manifest error. If requested by the Trust or Wisconsin Gas (or such other Person designated as the Trust's designee), the Bank requesting such additional amount shall provide a brief summary of the manner in which such additional amount was determined, provided that the failure to deliver such summary or, absent manifest error, the contents of such summary shall not affect the obligation of the Trust to pay such additional amount.

               (c) The provisions contained in this Section 2.12 shall survive for a period of 90 days after the repayment of the ESOP Loan.

          2.13. Purpose. The proceeds of the ESOP Loan shall be used by the Trust exclusively to repay in full, on the Effective Date, all remaining principal and interest outstanding under a current loan from M&I Marshall & Ilsley Bank, Milwaukee, Wisconsin.
The proceeds of such M&I Marshall & Ilsley Bank loan (entered into on November 4, 1991) were used exclusively by the Trust to acquire WICOR Stock pursuant to the Stock Purchase Agreement.

          SECTION 3.     REPRESENTATIONS AND WARRANTIES.

          The following representations and warranties are made to the Bank:

          3.1. Organization. The Trust and the Company represent and warrant that the Trust (i) is a validly created and existing trust established pursuant to the Trust Agreement; (ii) is the Trust established under the ESOP; and (iii) has all requisite power to own its property and conduct its affairs as now conducted and as presently contemplated. The Trust Agreement is valid, binding and enforceable in accordance with its terms.

          3.2. ERISA. The Company represents and warrants that the Trust meets the requirements for qualification (and is qualified) as a trust forming a part of a stock bonus plan under Section 401(a) of the Code and for tax exemption under Section 501(a) of the Code. The ESOP of which the Trust is a part includes an employee stock ownership plan within the meaning of Section 407(d)
(6) of ERISA and Section 4975(e) (7) of the Code. The acquisition of the WICOR Stock by the Trust, the execution, delivery and performance of this Agreement by the parties hereto and the transactions contemplated by this Agreement will not constitute a violation of, or give rise to any liability under, Title I of ERISA or Section 4975 of the Code.

          3.3. Authorization. The Company represents and warrants that the execution, delivery and performance of this Agreement and the ESOP Note and the transactions contemplated hereby and thereby, the acquisition and continued holding of WICOR Stock by the ESOP as contemplated hereby and the administration of the Trust pursuant to the terms of the Trust Agreement and the ESOP (i) are within the powers of the Trust; (ii) have been duly authorized by the Boards of Directors of Wisconsin Gas and of the Company and by all other necessary actions; (iii) do not and will not conflict with, contravene or violate any provision of, or result in a breach of or default under, or require the waiver (not already obtained) of any provision of or the consent (not already given) of any Person under the terms of, the Trust Agreement; and (iv) will not violate, conflict with, or constitute a default under any law, regulation, order (including, without limitation, the Securities Act of 1933, as amended, the securities laws of the State of Wisconsin, Sections

404, 406 and 407 of ERISA, Section 4975 of the Code, and 26 C.F.R.
Section 54.4975-7(b)) or any other requirement of any court, tribunal, arbitrator, or Governmental Authority. This Agreement and the ESOP Note constitute valid and legally binding obligations of the Trust, and are enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights.

          3.4. Use of Proceeds; Margin Securities. The Company represents and warrants that the Trust is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, U, or X of the Board), and, except as set forth in Section 2.8, above, no part of the proceeds of the ESOP Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying such margin stock. The Company represents and warrants that neither the Trust nor any person or entity acting on its behalf has taken or will take any action which might cause this Agreement or the ESOP Note to violate any of said Regulations G, U, or X, or any other regulations of the Board or to violate the Securities Exchange Act of 1934, in each as now in effect or as the same may hereafter be in effect.

          3.5. Authority of Trustee. The Company represents and warrants that the Trustee is the duly authorized representative of the Trust. The execution, delivery and performance by the Trust of this Agreement, the ESOP Note and any other Loan Document to which the Trust is (or will be) a party have been duly authorized, and this Agreement and the ESOP Note and the other Loan Documents, if any, to which the Trust is a party have been validly executed and delivered by the Trust.

          SECTION 4.     CONDITIONS PRECEDENT

          4.1. Conditions to ESOP Loan. This Agreement shall become effective upon satisfaction of the conditions set forth in the following paragraphs:

               (a) The Bank shall have received this Agreement, together with all exhibits and schedules hereto, duly executed and delivered by the Trust, the Bank and the Company.

               (b) The Bank shall have received the ESOP Note payable to the order of the Bank, conforming to the requirements hereof and duly executed and delivered by the
          Trust.

               (c) The Bank shall have received the favorable written opinion of counsel to the Company and the Trust, in the forms attached hereto as Exhibit C.

               (d) Each of the representations and warranties made by the Company or the Trust in or pursuant to this Agreement and in the other Loan Documents and of the Company in the Guaranty shall be true and correct in all material respects, there shall exist no Default or Event of Default and no law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin or restrain, the ESOP Loan to be made hereunder.

               (e) The Bank shall have received a certificate of the Company as to: (i) the conditions described in subsection 4.1(d) having been satisfied, (ii) the authorization by the Trustee, Wisconsin Gas and the Company of the execution and delivery of the Loan Documents and the ESOP Documents and copies of the resolutions adopted by the Board of Directors of Wisconsin Gas and the Company with respect thereto, (iii) the names, incumbency and signatures of the officers of Wisconsin Gas and the Company authorized to execute the Loan Documents and the ESOP Documents and (iv) the accuracy and currency of the Articles of Incorporation and Bylaws of Wisconsin Gas and the Company and the ESOP Documents attached thereto.

               (f) The Bank shall have received certified copies of the ESOP and the Trust Agreement.

               (g) The Bank shall have received a certificate of the Trust as to the names, incumbency and signatures of the officers of the Trustee authorized to execute the Loan
     Documents and the ESOP Documents.

               (h) The Bank shall have received the Guaranty executed by the Company.

          SECTION 5.     COVENANTS

          During the term of this Agreement and so long as the ESOP Note shall remain unpaid, the Company covenants and agrees for itself and Wisconsin Gas, and the Trust agrees for itself, as follows:

          5.1. Existence and Tax Status. The Trust will do or cause to be done all things necessary to preserve and keep in force and effect its existence and will comply with all valid and applicable federal and state statutes, governmental rules and regulations and will continue to satisfy all requirements for (i) qualification under Section 401(a) of the Code, (ii) tax-exempt status under Section 501(a) of the Code, (iii) to the extent applicable treatment as an employee stock ownership plan under
Section 4975(e) (7) of the Code, (iv) exemption of the ESOP Loan under Section 4975(d) (3) of the Code from the prohibited transaction tax imposed by Section 4975(a) of the Code, and (v) exemption from the prohibited transaction provisions of the Code and of ERISA.

          5.2. Compliance. In all material respects, the Trust will comply with the provisions of the ESOP and the Trust Agreement and with all applicable laws, rules and regulations, including, without limitation, ERISA and the Code and, in timely fashion, the borrowings under this Agreement will be reported to the Internal Revenue Service on Form 5500 (Annual Return - Report of Employee Benefit Plans).

          5.3. Negative Covenants. Until the ESOP Note is paid in full and all obligations of the Trust hereunder performed, the Company hereby covenants and agrees that unless the Bank otherwise consents in advance in writing, Wisconsin Gas will not and will not permit the Trust to:

               (a) Fundamental Changes. (i) Amend the ESOP or the Trust Agreement in any manner which would adversely affect the Trust's ability to perform or comply with any of the terms, conditions, or agreements or to perform any of the transactions contemplated under this Agreement; or (ii) terminate the ESOP.

               (b) Other Agreements. Enter into any agreement or undertaking containing any provision which would be violated or breached by the Trust's performance of its obligations under this Agreement.

          5.4. Expenses. The Company agrees that Wisconsin Gas will promptly pay all out-of-pocket expenses, including, but not limited to, all legal fees and expenses, incurred by the Bank in the preparation or review of the Loan Documents and the ESOP Documents and the enforcement of the Bank's rights and remedies under the Loan Documents and the ESOP Documents.

          5.5. Use of Proceeds. The Trust shall use the proceeds of the ESOP Loan only for the purpose set forth in Section 2.13 hereof.

          SECTION 6.     DEFAULTS

          6.1. Events of Default. An Event of Default shall be deemed to have occurred if:

               (a) The Trust shall fail to pay any principal of, or any interest on, the ESOP Note when the same becomes due and payable; or

               (b) Any representation or warranty made or deemed made by the Company or the Trust in the Loan Documents or any certificate, document, financial statement or other statement furnished at any time under or in connection with the Loan Documents, proves to have been incorrect in any material respect on or as of the date made; or

               (c) The Company or the Trust shall fail to perform or observe any term, covenant or agreement contained in this Agreement (other than obligations specifically set forth elsewhere in this Section 6.1) on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement, if susceptible of remedy, shall remain unremedied for 30 days after written notice thereof shall have been given to the Company and the Trust by the Bank; or

               (d) The Trust shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Trust seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 45 days, any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or the Trust shall consent to or acquiesce in any such proceeding; or the Trust shall take any action to authorize any of the actions set forth above in this subsection (d); or

               (e) The Trust's or the Company's obligations under this Agreement or the ESOP Note shall become unenforceable, or the Trust or the Company or any court or governmental or regulatory body having jurisdiction over the Trust, shall so assert in writing; or

               (f) If there shall occur any Default or Event of Default under or any breach or violation of, or if the Company shall fail to observe or perform any of the covenants to be observed or performed by it under, the Guaranty or any of the other Loan Documents, which Default, Event of Default, breach or violation is not fully cured within the applicable grace period therefor, if any.

          6.2. Rights Upon Default. If an Event of Default specified in subparagraph 6.1(d) shall occur, the ESOP Loan (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable. If any other Event of Default shall occur and so long as it may continue, the Bank may (i) by notice of default to the Trust and the Company, declare the Bank's obligations hereunder terminated forthwith, whereupon such obligations shall terminate, and/or (ii) by notice of default to the Trust, declare the ESOP Loan and all amounts owing hereunder to be due and payable forthwith, whereupon the same shall become immediately due and payable. Except as expressly provided above in this subsection, presentment, demand, protest or further notice of any kind are hereby expressly waived. This
Section 6.2 shall be subject to the limitations imposed by Section
7.9.

          SECTION 7.     MISCELLANEOUS

          7.1. Amendments and Waivers. The Bank, the Trust and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding provisions to any Loan Document or for the purpose of changing in any manner the rights of the Bank, of the Trust or of the Company thereunder or hereunder, and the Bank may execute and deliver to the Trust and the Company a written instrument waiving, on such terms and conditions as the Bank may specify in such instrument, any of the requirements of any Loan Document or any Default or Event of Default and its consequences. In the case of any waiver, the Trust, the Company and the Bank shall be restored to their former position and rights under the Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing. However, no waiver of a Default or Event of Default shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. No amendment, supplement, modification, or waiver shall be effective except if in writing and duly executed by the Bank and the Trust and the Company.

          7.2. Notices. Unless otherwise specified, all notices, requests and demands to or upon the respective parties hereto shall be deemed to be effective only if in writing or if given by telecopy, or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made, in the case of a delivered notice, when delivered by hand, or, in the case of a mailed notice, five (5) days after deposited in the mail, air postage prepaid, or, in the case of telex notice, when sent, answer back received, or, in the case of a telecopy notice, when telecopied, addressed as follows or to such other address as may be hereafter specified by the respective parties hereto and any future holders of the ESOP Note:

     The Trust:     Marshall and Ilsley Trust Company
                    1000 North Water Street
                    Milwaukee, Wisconsin  53202
                    Attention:  Michael J. Shlensky
                    Telecopy No.:  (414) 287-7024

     with a copy to:  Wisconsin Gas Company
                    626 East Wisconsin Avenue
                    Milwaukee, WI  53202
                    Attention: Joseph P. Wenzler
                    Telecopy No.:  (414) 291-7033

     The Company:   WICOR, Inc.
                    626 East Wisconsin Avenue
                    Milwaukee, WI  53202
                    Attention:  Joseph P. Wenzler
                    Telecopy No.:  (414) 291-7033

     The Bank:      With Respect to reports, notices of default,
and other credit matters
               Name:     Mark Lasek/Kevin McFadden
               Address:  ABN AMRO Bank N.V.
                         135 S. LaSalle Street
                         Suite 711
                         Chicago, IL  60674-9135
                    Telex No.:     6732700
                    Answerback:    ABN AMRO CGO
                    Telephone No.: (312) 904-2074/2131
                    Fax No.:  (312) 904-6217

                    With respect to interest rate selections and
other loan administration
               Name:     Loan Administration
               Address:  ABN AMRO Bank N.V.
                         135 S. LaSalle Street
                         Suite 425
                         Chicago, IL  60674-9135
                    Telex No.:     6732700
                    Answerback:    ABN AMRO CGO
                    Telephone No.: (312) 904-2961
                    Fax No.:  (312) 606-8435

provided that any notice, request or demand to or upon the Bank pursuant to subsection 2.3 or 2.4 shall not be effective until actually received by the Bank.

          7.3. No Waiver; Cumulative Remedies. If the Bank fails to exercise, or delays before exercising, any right, remedy, power or privilege hereunder, such failure or delay shall not operate as a waiver thereof. The single or partial exercise of any right, remedy, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges otherwise provided by law.

          7.4. Survival of Representations and Warranties. All representations and warranties made hereunder and in any of the Loan Documents, or any certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the ESOP Note.

          7.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Trust, the Company, the Bank, all future holders of the ESOP Note and their respective successors and assigns, except that neither the Trust nor the Company may assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Bank.

          7.6. Governing Law and Submission to Jurisdiction. The Loan Documents and the rights and obligations of the parties thereto shall be governed by, and construed and interpreted in accordance with the laws of Illinois. Venue for the settlement of disputes under this Agreement shall be in the courts of the State of Illinois or in the United States District Court for the Northern District of Illinois, each in Cook County, Illinois. The Trust and the Company consent to the exercise of jurisdiction by these courts and the vesting of venue therein.

          7.7. Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

          7.8. Headings. Section, subsection and paragraph headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          7.9. Special Limitations.

               (a) Notwithstanding any other provision in this Agreement or the ESOP Note, the obligations of the Trust and the Company and the rights of the Bank under this Agreement and the ESOP Note are subject to and limited by any limitations as to recourse against the Trust, transfer of ESOP assets required to qualify the ESOP Loan for an exemption from any prohibition relating to transactions with the ESOP by a Disqualified Person or otherwise, under Section 4975 of the Code or Section 406 and 408 of ERISA, or any similar or successor provision of applicable law, but only to the extent, and for so long as, such prohibitions would be applicable to the Bank and the ESOP Loan hereunder. The Trust and the Company will, and will use reasonable efforts to cause the ESOP and Wisconsin Gas to, comply with any reasonable request from the Bank for assistance in establishing the inapplicability of such a prohibition or the qualification for an exemption thereunder.
No such limitation or impairment shall in any way impair, diminish or delay the performance of, any obligations of the Company under any of the Loan Documents, or, upon a Default or Event of Default, limit or impair the right of the Bank to accelerate as against, and collect from, the Company, the entire indebtedness under the ESOP
Loan pursuant to the terms of the Guaranty.

               (b)  The Bank, the Company and the Trust
     acknowledge and agree that the limitations referred to in subsection 7.9(a) require, among other things, that the rights, powers and remedies shall be limited by the following requirements to the extent and so long as the same would be applicable to the Bank and the ESOP Loan hereunder:

                    (i)  That payments of principal and interest
          (or any other sum due) with respect to the ESOP Loan shall be made by the Trust only from: (A) cash contributions made to the Trust under the ESOP by Wisconsin Gas or any contributing employer to enable the Trust to make such payments; (B) from any earnings attributable to such contributions and any dividends paid on the shares of WICOR Stock; and (C) notwithstanding that the Trust has not granted to the Bank a security interest in the WICOR Stock, to the extent permitted by applicable law, the Bank shall have recourse against the WICOR Stock (other than those shares of WICOR Stock which have been allocated to accounts of ESOP participants) and any dividends paid on the shares of the WICOR Stock (other than those shares of WICOR Stock which have been allocated to accounts of ESOP participants) for the ESOP Loan and the Bank shall have no recourse against the Trust for the ESOP Loan, except to the extent of the WICOR Stock (other than those shares of WICOR Stock which have been allocated to accounts of ESOP participants) and such contributions, earnings and dividends held by the Trust; and

                    (ii) That upon the occurrence of an Event of Default, the value of Trust assets transferred in satisfaction of the ESOP Loan must not exceed the amount of default.

          7.10. No Representation. The Company, Wisconsin Gas and the Trust have independently, and with legal counsel and other advisors of their choice, made to their satisfaction such investigations, evaluations and determinations with regard to such qualification and related issues as the Company, Wisconsin Gas, the Trust and their counsel and other advisors have deemed necessary and have done so taking into consideration the terms of this Agreement and any proposal or commitment of the Bank pursuant to which this Agreement has been entered into.

          7.11. Trustee's Exculpation. This Agreement is executed by the Trustee, not in its individual capacity, but solely in its capacity as Trustee pursuant to the power and authority conferred upon it under and by virtue of the terms and provisions of the Trust Agreement, and the representations, warranties, covenants, undertakings and agreements herein made and entered into are made and entered into solely for the purpose of binding the Trust. It is expressly agreed by the Bank, and by all Persons claiming by, through or under the Bank, that no personal liability is assumed by or shall at any time arise or be asserted or enforced against the Trustee, in its individual capacity, or against any beneficiary under the Trust Agreement, or any of its or their respective officers, partners, employees, agents, personal representatives, heirs, executors, administrators, successors or assigns, on account of this Agreement or on account of the representations, warranties, covenants, undertakings and agreements herein contained, either express or implied, all such liability, if any, being expressly waived and released by the Bank, and by all Persons claiming by, through or under the Bank, and that recourse hereunder shall be limited exclusively to the Trust and the trust assets referred to in Section 7.9(b) above.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers, thereunto duly authorized, as of the date first above written.


                         MARSHALL & ILSLEY TRUST COMPANY,
                         AS TRUSTEE OF THE WISCONSIN GAS
                         COMPANY EMPLOYEES' SAVINGS PLANS
                         TRUST

                         By:
                         Title:


                    ABN AMRO BANK N. V., Chicago Branch

                    By: ABN AMRO North America, Inc. , as agent

                    By:
                    Title:

                    By:
                    Title:


                    WICOR, INC.


     [ CORPORATE SEAL]        By:
                              Title:


                              ATTEST:

                              By:
                              Title:

                                  EXHIBIT A
                               LOAN AGREEMENT

                          PROMISSORY NOTE


$5,011,248.00                                March 29, 1996


          FOR VALUE RECEIVED, the undersigned Wisconsin Gas Company Employees' Savings Plans Trust (the "Trust"), a trust legally organized under the laws of the State of Wisconsin, promises to pay to the order of ABN AMRO Bank N. V. (the "Bank") at its main office in the City of Chicago, Illinois, the principal sum of Five Million Eleven Thousand Two Hundred Forty-Eight Dollars ($5,011,248.00) payable in twenty-seven (27) consecutive principal installments, consisting of: sixteen Quarterly principal installments of Two Hundred Thirty-Five Thousand Dollars ($235,000.00) each on the last Business Day of February, May and August of each year commencing May 31, 1996; five principal installments of One Hundred Fifty-Seven Thousand Dollars ($157,000.00) each payable on the last Business Day of November of each year, commencing November 29, 1996; five principal installments of Seventy-Eight Thousand Dollars ($78,000.00) each payable on the last Business Day of January of each year commencing January 31, 1997; and, a final installment of principal in the amount of the remaining principal balance outstanding on August 31, 2001. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in that certain Loan Agreement (the "Agreement") dated as of March 29, 1996 by and among the Trust, WICOR, Inc. (the "Company") and the Bank.

          The unpaid principal balance hereof shall bear interest as provided in Section 2 of the Agreement.

          The Trust may at any time and from time to time without premium or penalty (except as otherwise provided in Section 2.3 of the Agreement), make prepayments in whole or in part of the principal amount hereof. All prepayments shall be applied to the last maturing principal installments in the inverse order of their maturities and shall be accompanied by interest accrued on the amount prepaid through the prepayment date.

          No person entitled to payment hereunder shall have any right to any assets of the Trust other than as set forth in Section
7.9 of the Agreement.

          This Note is evidence of ESOP Loan made pursuant to
Section 2.1 of the Agreement and the proceeds of such loan shall be used in accordance with Section 2.13 thereof.

          Anything herein to the contrary notwithstanding, this
Note is intended to be consistent and in conformity with all laws, rules of law, and regulations relating to loans made to employee stock ownership trusts (defined by Section 4975(e) (7) of the Internal Revenue Code of 1986), including but not limited to Sections 401, 409 and 4975 of the Internal Revenue Code of 1986 and the regulations thereunder, and Sections 406, 407 and 408 of the Employee Retirement Income Security Act of 1974 and the regulations thereunder. To the extent that any provision of this Note shall at any time be found inconsistent with any such laws, rules of law or regulations, such inconsistent provisions shall be inapplicable and such provisions found inapplicable shall be deemed amended, revised, or removed, as reasonably required, in order to provide conformity with the laws, rules of law, and regulations governing loans to employee stock ownership trusts to purchase qualifying employer securities.

          This Note constitutes the ESOP Note issued pursuant to the Agreement, to which Agreement reference is hereby made for definitions of certain defined terms used herein and for a statement of certain terms and conditions under which the loan evidenced hereby was made and is to be repaid. If an Event of Default shall occur, the entire unpaid principal balance of, and all accrued interest on, this Note shall become automatically and immediately due and payable or may be declared immediately due and payable as provided in the Agreement.

          The Trust hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. This Note shall be construed and enforced in accordance with the laws of the State of Illinois.

               MARSHALL & ILSLEY TRUST COMPANY,
               as trustee for WISCONSIN GAS COMPANY
               EMPLOYEES' SAVINGS PLANS TRUST

               By:
               Trustee

               And:
               Trustee